Exhibit 99.9

Execution version

PUBLIC JOINT STOCK COMPANY

“FIRST UKRAINIAN INTERNATIONAL BANK”

(FORMERLY KNOWN AS CLOSE JOINT-STOCK COMPANY

“FIRST UKRAINIAN INTERNATIONAL BANK”)

AS BORROWER

STANDARD BANK PLC

ACTING AS LENDER

THIRD SUPPLEMENTAL LOAN AGREEMENT

THIS THIRD SUPPLEMENTAL LOAN AGREEMENT is dated 8 November 2010 and made between:

(1)	PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK” (formerly known as Close Joint-Stock Company “First Ukrainian International bank”) a public joint-stock company incorporated under the laws of Ukraine whose registered office is at 2A Universitetskaya Street, Donetsk, 83001, Ukraine, as borrower (the “Borrower”); and

(2)	STANDARD BANK PLC a public limited company incorporated under the laws of England, whose registered office is at 20 Gresham Street, London, EC2V 7JE, United Kingdom, as lender (the “Lender”).

Whereas

(A)	At the request of the Borrower, the Lender made available to the Borrower a loan (the “Original Loan”) in the amount of U.S.$150,000,000 on the terms and subject to the conditions of a loan agreement dated 8 February 2007 (the “Original Loan Agreement”).

(B)	The Lender and the Borrower have supplemented the Original Loan Agreement to give effect to an increase of the Original Loan by U.S.$125,000,000 by entering into a supplemental loan agreement dated 16 May 2007 (the “First Supplemental Loan Agreement”) and have further supplemented the Original Loan Agreement to give effect to amendments relating to the repayment date, rate of interest, frequency of payment of interest and the name of the Borrower, by entering into a supplemental loan agreement dated 15 December 2009 (the “Second Supplemental Loan Agreement”). The Original Loan Agreement as amended by the First Supplemental Loan Agreement and the Second Supplemental Loan Agreement shall be referred to as the “Loan Agreement” herein.

(C)	The Loan Agreement will be amended as set out in this Third Supplemental Loan Agreement.

(D)	This Third Supplemental Loan Agreement is supplemental to, and should be read in conjunction with, the Loan Agreement.

1.	DEFINITIONS AND INTERPRETATION

Terms defined or construed in the Loan Agreement shall have the same meaning when used in this Third Supplemental Loan Agreement.

2.	AMENDMENTS

With effect from the date of the registration with the National Bank of Ukraine (“NBU”) of the Borrower’s notification as set out in Clause 11 (NBU Registration) herein, the Loan Agreement shall be amended as follows:

2.1	Amended Definitions

Clause 1.1 of the Loan Agreement shall be amended by deleting the definitions of “Partial Repayment Notice Date” and “Settlement Date” and by adding the following definitions:

“Partial Repayment Notice Date” means 27 October 2010 (or such date as may be agreed between the Lender and the Borrower which shall be no later than two Business Days prior to the Settlement Date;

“Settlement Date” means 29 October 2010 (or such later date as may be agreed between the Lender and the Borrower, which shall be no later than 15 days after a resolution of the holders of the Funding Instruments has been validly passed in relation to certain amendments to the terms of the Funding Instruments as set out in a notice of meeting to such holders on 5 October 2010)”.

2.2	Amended Clauses

The following clauses of the Loan Agreement shall be amended as follows:

2.2.1	Clause 7.3A (Partial Repayment) of the Loan Agreement shall be deleted and replaced with the following:

“Partial Repayment

The Borrower shall on the Partial Repayment Notice Date, deliver to the Lender, the Principal Paying Agent and the Trustee, a written notice, which shall be irrevocable, stating that it shall repay such amount of the Loan as is equal to the aggregate principal amount of the Funding Instruments to be redeemed by the Issuer (the “Partial Repayment Amount”) on the Settlement Date. Following provision of such notice, the Borrower shall repay the Loan in part in the Partial Repayment Amount on the Settlement Date together with interest accrued on the Partial Repayment Amount to such date.”

2.2.2	Clause 13.5 (Mergers) of the Loan Agreement shall be deleted and replaced with the following:

“Other than any merger, howsoever described, between the Borrower and PJSC Dongorbank or any accession of PJSC Dongorbank by the Borrower, the Borrower shall not, and shall ensure that none of its Material Subsidiaries will, without the prior written consent of the Lender and the Trustee, enter into any reorganisation (whether by way of a merger, accession, division, separation or transformation, as these terms are construed under applicable Ukrainian legislation), or participate in any other type of corporate reconstruction, if any such reorganisation or other type of corporate reconstruction would result in a Material Adverse Effect. For the avoidance of doubt, a merger or accession, howsoever described, between the Borrower and PJSC Dongorbank shall be permitted without the prior written consent of the Lender or the Trustee”;

2.2.3	Clause 13.10 (Maintenance of Capital Adequacy) of the Loan Agreement shall be deleted and replaced with the following:

“The Borrower shall not, and shall ensure that each Subsidiary which carries on a Banking Business shall not, permit its capital adequacy ratio to fall below the minimum total capital adequacy ratio required by the NBU and, in the case of a Subsidiary which carries on a Banking Business outside Ukraine, the relevant banking authority responsible for setting and/or supervising capital adequacy for financial institutions in the relevant jurisdiction in which such Subsidiary carries on its Banking Business. The Borrower shall not and shall ensure that each Subsidiary which carries on a Banking Business shall not, permit its ratio of capital to risk weighted assets to fall below 15 per cent., as calculated in accordance with the guidelines on capital adequacy standards for international banks contained in the July 1998 text of the Basel Capital Accord, published by the Basel Committee on Banking Supervision, as amended.”; and

2.2.4	Clause 14.3A (Capital Investment) of the Loan Agreement shall be deleted.

3.	BORROWER’S REPRESENTATIONS AND WARRANTIES

The Borrower repeats the representations and warranties set out in Clause 11.1 (Status) to Clause 11.18 (Subsidiaries) in the Loan Agreement as of the date hereof with reference to the facts and circumstances existing at the date hereof and acknowledges that the Lender has entered into this Third Supplemental Loan Agreement in reliance on those representations and warranties.

4.	ASSIGNMENTS AND TRANSFERS

4.1	Binding Agreement

This Third Supplemental Loan Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and assigns.

4.2	Provisions of the Loan Agreement Apply

The provisions of Clause 19.2 (No Assignments and Transfers by the Borrower) and 19.3 (Assignments by the Lender) of the Loan Agreement shall apply to this Third Supplemental Loan Agreement as if the same were repeated in full mutatis mutandis.

5.	STATUS OF THE LOAN AGREEMENT

Save for the amendments to the Loan Agreement effected by this Third Supplemental Loan Agreement, all terms and conditions of the Loan Agreement shall remain in full force and effect and the Loan Agreement with effect from the date of the registration with the NBU of the Borrower’s notification as set out in Clause 11 (NBU Registration) herein shall be read and construed as one document with this Third Supplemental Loan Agreement.

6.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Third Supplemental Loan Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 (the “Act”) to enforce any term of this Third Supplemental Loan Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

7.	LAW AND JURISDICTIONS

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law. The provisions of Clause 23 (Law and jurisdiction) of the Loan Agreement shall apply to this Third Supplemental Loan Agreement as if the same were repeated in full mutatis mutandis.

8.	SINGLE AGREEMENT

This Third Supplemental Loan Agreement shall be read as one with the Loan Agreement so that all references in the Loan Agreement to “this Agreement” are deemed to refer also to this Third Supplemental Loan Agreement, provided always that in the event of any inconsistency between the Loan Agreement and this Third Supplemental Loan Agreement, the provisions of this Third Supplemental Loan Agreement shall override inconsistent provisions of the Loan Agreement.

9.	COUNTERPARTS

This Third Supplemental Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Third Supplemental Loan Agreement by executing any such counterpart.

10.	GOVERNING LANGUAGE

This Third Supplemental Loan Agreement is executed in the English language and the Ukrainian language. In the event of any discrepancies between the English and Ukrainian versions of this Third Supplemental Loan Agreement or any dispute regarding the interpretation of any provision in the English or Ukrainian versions of this Third Supplemental Loan Agreement, the English version of this Third Supplemental Loan Agreement shall prevail.

11.	NBU REGISTRATION

This Third Supplemental Loan Agreement shall become effective on the date of the registration with the NBU of the Borrower’s notification to the Loan Agreement made thereto by virtue of this Third Supplemental Loan Agreement, which shall be evidenced by the registration notation of the NBU.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

STANDARD BANK PLC

By:

By:

PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK”

By:

By: